Exhibit 99.1
RUSH STREET INTERACTIVE PROMOTES KYLE SAUERS TO PRESIDENT

CHICAGO – October 15 – Rush Street Interactive, Inc. (NYSE: RSI) (“RSI”), a leading online casino and sports betting company in the United States and the Americas, today announced the promotion of Kyle Sauers to President, a role he will hold in addition to his current position as Chief Financial Officer.
“Kyle’s promotion reflects RSI’s continued growth and the natural evolution of his leadership,” said Richard Schwartz, Chief Executive Officer. “His strategic insight, operational discipline, and collaborative style have been central to RSI’s success. This new structure allows us to build on our momentum, enabling me to focus more deeply on innovation, online Casino legalization and regulatory advocacy, as well as strategic opportunities, while Kyle continues to maximize the potential of our existing markets through strong execution and operational alignment. Together, our complementary strengths will help us deliver long-term, sustainable growth.”
Mr. Sauers joined RSI as CFO in 2020, playing a pivotal role in building RSI’s Finance organization, guiding strategic decisions, and maintaining a disciplined approach to growth. His contributions have extended well beyond traditional Finance, encompassing marketing, operations, commercial and strategy.
In his expanded position as President and CFO, Mr. Sauers will continue leading RSI’s financial strategy while taking on broader responsibility for day-to-day operations, execution, and cross-functional performance.
“I’m honored to take on this expanded role and continue working alongside our exceptional teams to advance RSI’s mission,” said Sauers. “We have an extraordinary culture grounded in innovation, integrity, and accountability. Together, we’ll continue strengthening our operations, maximizing performance in current markets, and positioning RSI for the next phase of growth.”
About Rush Street Interactive
RSI is a trusted online gaming and sports entertainment company focused on markets in the United States, Canada and Latin America. Through its brands, BetRivers, PlaySugarHouse and RushBet, RSI was an early entrant in many regulated jurisdictions. It currently offers real-money mobile and online operations in fifteen U.S. states: New Jersey, Pennsylvania, Indiana, Colorado, Illinois, Iowa, Michigan, Virginia, West Virginia, Arizona, New York, Louisiana, Maryland, Ohio and Delaware, as well as in the regulated international markets of Colombia, Ontario (Canada), Mexico and Peru. RSI offers, through its proprietary online gaming platform, some of the most popular online casino games and sports betting options in the United States. Founded in 2012 by gaming industry veterans, RSI was named the EGR North America Awards Customer Services Operator of the Year five years in a row (2020-2024), the 2022 EGR North America Awards Operator of the Year and Social Gaming Operator of the Year, and the SBC Latinoamérica Awards 2024 Casino Operator of the Year and 2021 Sportsbook Operator of the Year. RSI was the first U.S.-based online casino and sports betting operator to receive RG Check iGaming Accreditation from the Responsible Gaming Council. For more information, visit www.rushstreetinteractive.com.

Exhibit 99.1
Media Contact:
Lisa Johnson

lisa@lisajohnsoncommunications.com
Investor Contact:
ir@rushstreetinteractive.com